                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

       THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment") is entered into this 6th day of March, 1997, by and among Chesapeake Utilities Corporation, a Delaware corporation ("Chesapeake"); CPK Sub-A, a Delaware corporation ("CPK Sub-A"); Tri-County Gas Company, Inc., a Maryland corporation ("Tri-County"); and James R. Schneider and William P. Schneider, residents of Maryland (each, a "Shareholder" and collectively, the "Shareholders"),

                                 W I T N E S S
                                 - - - - - - -

       WHEREAS, Chesapeake, CPK Sub-A, Tri-County, and the Shareholders are parties to a certain Agreement and Plan of Merger dated January 10, 1997; and

       WHEREAS, the "ESRE Merger Agreement" referenced at Sections 5.4, 6.5, and 8.1(d) of said Agreement and Plan of Merger is no longer contemplated by the parties; and

       WHEREAS, Section 10.3 of said Agreement and Plan of Merger allows for amendments prior to the Effective Time,

       NOW THEREFORE, Chesapeake, CPK Sub-A, Tri-County, and the Shareholders hereby agree to the following amendments to the Agreement and Plan of Merger:

1.     AMENDMENTS

       1.1  Deletions.  Sections 5.4, 6.5, and 8.1(d) of the Agreement and Plan
            ---------
of Merger dated January 10, 1997, are hereby deleted from said Agreement and Plan of Merger.

       1.2  Additions.  New Sections 5.4, 6.5, and 8.1(d) are hereby added to
            ---------
the Agreement and Plan of Merger and shall read as indicated below:

(i)         SECTION 5.4  Asset Purchase Agreement.  Prior to the Closing,
                         ------------------------
            the Shareholders will enter into an asset purchase agreement by and among Chesapeake, its wholly-owned subsidiary Eastern Shore Real Estate, Inc. ("ESRE"), and the Shareholders (the "Asset Purchase Agreement"), pursuant to which ESRE will acquire all of the Real Property held by BJ Limited Partnership or by either Shareholder as of the date of the Agreement and Plan of Merger (the "BJ Real Property") and assume certain liabilities and the Shareholders will
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            receive 1,000 shares of Chesapeake Common Stock.  The Asset
            Purchase Agreement will provide that ESRE will hold good and marketable title to the BJ Real Property and to the structures and fixtures attached or appurtenant to the BJ Real Property, free and clear of all Liens, except (i) Liens as set forth in
            Section 3.24 of the Tri-County Disclosure Schedule or (ii) Permitted Liens as defined in Section 3.5(c) of this Agreement.

(ii)        SECTION 6.5  Asset Purchase Agreement.  Chesapeake will enter
                         ------------------------
            and will cause ESRE to enter into the Asset Purchase Agreement.

(iii) SECTION 8.1(d) The Asset Purchase Agreement shall have been entered into by all necessary parties; the Closing of the Asset Purchase Agreement shall take place simultaneously with the closing of this Agreement; and the effective time under the Asset Purchase Agreement shall occur simultaneously with the Effective Time under this Agreement.


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

       IN WITNESS WHEREOF, the parties hereto have cause this Amendment to be signed (where applicable by their respective officers thereunto duly authorized), as of the date first written above.


CHESAPEAKE UTILITIES CORPORATION

By: /s/ John R. Schimkaitis
    -----------------------
    John R. Schimkaitis
    Executive Vice President and
    Chief Operating Officer


TRI-COUNTY GAS COMPANY, INC.

By: /s/ William P. Schneider
    ------------------------
    William P. Schneider
    President


CPK SUB-A, INC.

By: /s/ Ralph J. Adkins
    -------------------
    Ralph J. Adkins
    President and Assistant Secretary


SHAREHOLDERS

/s/ James R. Schneider
----------------------
James R. Schneider

/s/ William P. Schneider
------------------------
William P. Schneider





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